Exhibit (a)(5)(T)

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OR AMERICAN DEPOSITARY SHARES, WHETHER DIRECTLY OR INDIRECTLY, IN AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH, OR TO ANY PERSON TO OR FROM WHOM, SUCH OFFER OR SOLICITATION PURSUANT TO LEGISLATION AND REGULATIONS IN SUCH RELEVANT JURISDICTION WOULD BE PROHIBITED. SHAREHOLDERS NOT RESIDENT IN SWEDEN WHO WISH TO ACCEPT THE OFFER (AS DEFINED BELOW) MUST MAKE INQUIRIES CONCERNING APPLICABLE LEGISLATION AND POSSIBLE TAX CONSEQUENCES. SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES SHOULD REFER TO THE OFFER RESTRICTIONS INCLUDED IN THE SECTION TITLED “IMPORTANT INFORMATION” AT THE END OF THIS PRESS RELEASE AND THE OFFER DOCUMENT. SHAREHOLDERS IN THE UNITED STATES AND HOLDERS OF AMERICAN DEPOSITARY SHARES SHOULD ALSO REFER TO THE SECTION TITLED “SPECIAL NOTICE TO HOLDERS OF ADSs AND SHAREHOLDERS IN THE UNITED STATES” AT THE END OF THIS PRESS RELEASE AND THE OFFER DOCUMENT.

Asahi Kasei announces the final outcome of the public cash offer for Calliditas

On 28 May 2024, Asahi Kasei Corporation (“Asahi Kasei”) announced a recommended public offer (the “Offer”) to acquire all shares and American Depositary Shares (“ADSs”) in Calliditas Therapeutics AB (publ) (“Calliditas”). The Offer consisted of a tender offer to holders of shares pursuant to applicable Swedish rules (the “Swedish Offer”) and a concurrent tender offer in the United States to holders of ADSs and U.S. persons holding shares pursuant to applicable laws of the United States (the “U.S. Offer”).

On 2 September 2024, Asahi Kasei announced that the Offer was declared unconditional and, upon settlement, Asahi Kasei would become the owner of shares and ADSs representing a total of 93.30 per cent of all shares in Calliditas. Asahi Kasei also announced the commencement of a subsequent offering period to allow holders of shares and ADSs that had not yet accepted the Offer an additional opportunity to do so until 13 September 2024. During the subsequent offering period, the Offer was accepted by holders of shares and ADSs representing an additional 5.08 per cent of all shares in Calliditas. This means that, upon settlement of the subsequent offering period, Asahi Kasei will own shares and ADSs representing a total of 98.38 per cent of all shares in Calliditas. Asahi Kasei has decided not to initiate any additional subsequent offering periods and the Offer is therefore closed.

Shares and ADSs tendered in the Offer

During the initial acceptance period that ended on 30 August 2024, 42,988,491 shares and 1,028,600 ADSs, each representing two shares, corresponding to a total of 83.37 per cent of all shares and votes in Calliditas, were tendered in the Offer. During the subsequent offering period that ended on 13 September 2024, an additional 2,705,385 shares and 18,947 ADSs, corresponding to a total of 5.08 per cent of all shares and votes in Calliditas, were tendered in the Offer. Asahi Kasei will not initiate any additional subsequent offering periods and the Offer is therefore closed. Accordingly, a total of 45,693,876 shares and 1,047,547 ADSs, corresponding to a total of 88.44 per cent of all shares and votes in Calliditas, were tendered in the Offer. Asahi Kasei will convert all ADSs acquired through the Offer into shares in Calliditas. Further, as previously disclosed, following the announcement of the Offer, Asahi Kasei acquired 5,367,206 shares, corresponding to 9.93 per cent of all shares and votes in Calliditas, outside the Offer at prices not exceeding the offer price per share of SEK 208. Altogether, this means that, upon settlement of the subsequent offering period, Asahi Kasei will own 53,156,176 shares, corresponding to a total of 98.38 per cent of all shares and votes in Calliditas.1

Apart from the above, neither Asahi Kasei nor its closely related companies or closely related parties owned any shares or other financial instruments that give a financial exposure equivalent to a shareholding in Calliditas at the time of the announcement of the Offer, and they have not acquired, or agreed to acquire, any such shares or financial instruments outside of the Offer.

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1        The ownership percentages set out in this paragraph are calculated based on 54,033,447 shares in Calliditas, being all 59,941,465 issued shares less the 5,908,018 shares held in treasury by Calliditas at the time of this press release. This also includes the shares that are represented by ADSs at the time of this press release.

Asahi Kasei expects to commence settlement in respect of the shares and ADSs that were tendered during the subsequent offering period on or around 23 September 2024.

Compulsory buy-out and delisting of Calliditas

Asahi Kasei has initiated a compulsory buy-out procedure, in accordance with the Swedish Companies Act, in respect of the shares in Calliditas not owned by Asahi Kasei. Further, Calliditas has applied for a delisting of the shares in Calliditas from Nasdaq Stockholm, requested that Nasdaq Global Select Market suspends trading of the ADSs, filed a Form 25, Notification of Removal from Listing and/or Registration with the Securities Exchange Commission, and thereby commenced the process of delisting the ADSs.

Calliditas will announce the last day of trading in Calliditas’ shares on Nasdaq Stockholm and ADSs on Nasdaq Global Select Market as soon as Calliditas has received notification thereof from Nasdaq Stockholm and Nasdaq Global Select Market. Provided that the criteria for deregistration of the ADSs are met, Asahi Kasei expects that Calliditas will terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.

The information was submitted for publication on 16 September 2024 at 15:00 (CEST).

For enquiries regarding the Swedish Offer, please contact:

Asahi Kasei through Georgeson
Email: asahi-kasei@georgeson.com
Telephone: +46 850 7804 85

Information about the Swedish Offer is available at:
www.asahi-kasei.com/announcement/01.html

For enquiries regarding the U.S. Offer, please contact:

Asahi Kasei through Georgeson
Call Toll Free: (866) 643-4514
Outside U.S. & Canada: (781) 896-3845

For administrative questions regarding the Offer, please contact your bank or nominee where you have your shares or ADSs registered.

Important information

The Offer is not being made to (and acceptance forms will not be accepted from or on behalf of) persons domiciled in Australia, Canada, Hong Kong, Japan, New Zealand, South Africa, or whose participation in the Offer requires that additional offer documents are prepared or registrations effected or that any other measures are taken in addition to those required under Swedish law (including Nasdaq Stockholm’s Takeover Rules) or U.S. law (including Nasdaq Global Select Market Rules), unless an exemption applies.

This press release, the offer document, the supplement to the offer document and any other documentation related to the Offer (including copies of such documentation) must not be mailed or otherwise distributed, forwarded or sent in or into any jurisdiction (including, without limitation, Australia, Canada, Hong Kong, Japan, New Zealand or South Africa) in which the distribution of this press release, the offer document, the supplement to the offer document or the Offer would require any additional measures to be taken or would be in conflict with any laws or regulation in any such jurisdiction. Persons who receive this press release, the offer document, the supplement to the offer document (including, without limitation, banks, brokers, dealers, nominees, trustees and custodians) and are subject to the laws or regulations of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions and requirements. Any failure to do so may constitute a violation of the securities laws or regulations of any such jurisdiction. To the extent permitted by applicable law, Asahi Kasei disclaims any responsibility or liability for any violations of any such restrictions, and Asahi Kasei reserves the right to disregard any acceptance forms whose submission constitutes a direct or indirect violation of any of these restrictions.

Forward-looking statements

Statements in this press release relating to any future status or circumstances, including statements regarding future performance, growth and other trend projections and other effects of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipate”, “believe”, “expect”, “intend”, “plan”, “seek”, “will”, “would” or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that could occur in the future. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements due to several factors, many of which are outside Asahi Kasei’s control. Any forward-looking statements in this press release speak only as of the date on which the statements are made and Asahi Kasei has no obligation (and undertakes no obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations.

Special notice to holders of ADSs and shareholders in the United States

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities of Calliditas or an offer document in the United States. Complete terms of the U.S. Offer are set forth in offer documents in accordance with applicable securities laws of the United States, including the procedural and filing requirements of the Williams Act. Holders of ADSs and shareholders in the United States in Calliditas are advised to read the offer documents prepared for the U.S. Offer, as may be amended and supplemented from time to time.

The Swedish Offer is made for the issued and outstanding shares of Calliditas, a company incorporated under Swedish law, and is subject to Swedish disclosure and procedural requirements, which may be different from those of the United States. The Swedish Offer is made and is otherwise in compliance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the timetable, notices of extensions, announcements of results, settlement procedures (including as regards to the time when payment of the consideration is rendered) and waivers of conditions, which may be different from requirements or customary practices in relation to U.S. domestic tender offers.

Calliditas’ financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with Swedish generally accepted accounting principles and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. The shareholders and holders of ADSs in Calliditas are subject, in all material respects, to the same terms and conditions in the Offer. Any information documents relating to the Offer, including the offer documents, are being disseminated to ADS holders and shareholders of Calliditas in the United States on a basis comparable to the method pursuant to which such documents are provided to Calliditas’ other shareholders.

Holders of ADSs and shareholders in the United States should consider that the price for the Offer is being determined in SEK but will be payable to them in U.S. dollars.

It may be difficult for holders of ADSs and shareholders in the United States to enforce their rights and any claims they may have arising under the U.S. federal or state securities laws in connection with the Offer, since Calliditas and Asahi Kasei are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. Shareholders in the United States and holders of ADSs may not be able to sue Calliditas or Asahi Kasei or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Calliditas or Asahi Kasei and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

To the extent permissible under applicable laws or regulations, Asahi Kasei and its affiliates or its brokers and its brokers’ affiliates (acting as agents for Asahi Kasei or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Calliditas outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, in accordance with applicable Swedish laws. Information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform holders of ADSs and shareholders in the United States of such purchases. In addition, the financial advisers to Asahi Kasei may also engage in ordinary course trading activities in securities of Calliditas, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law. Any information about such purchases will be announced in Swedish and in a non-binding English translation available to holders of ADSs and shareholders in the United States through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.

The receipt of cash pursuant to the Offer by a person in the United States may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder and holder of ADSs is urged to consult an independent professional adviser regarding the tax consequences of accepting the Offer. Neither Asahi Kasei nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of the Offer.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS PRESS RELEASE OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.